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                               EXHIBIT 99.1


[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

FOR IMMEDIATE RELEASE

Contact:  Michael F. Elliott, Chairman & CEO of NCBE   (812) 464-9604


NATIONAL CITY BANCSHARES, INC. DECLARES 5% STOCK DIVIDEND AND INCREASED QUARTERLY CASH DIVIDEND

EVANSVILLE, INDIANA -- October 21, 1998 -- The Board of Directors of National City Bancshares, Inc. (Nasdaq: NCBE) declared a five percent (5%) stock dividend payable on December 7, 1998, to all shareholders of record November 21, 1998, consistent with the dividend policy and past practice.

In addition, the Board of Directors announced a two cent ($.02) per share (11.11%) increase in its regular quarterly cash dividend. This increase is consistent with the Company's policy to pay dividends based on current and expected earnings performance. The timing of this increase is consistent with the Company's policy of reviewing the dividend payout in the fourth quarter of the year. The cash dividend of twenty cents ($.20) per share is payable January 7, 1999, to all shareholders of record December 21, 1998.


PROFILE OF NATIONAL CITY BANCSHARES, INC.
National City Bancshares, Inc., a $2 billion multi-bank holding company headquartered in Evansville, Indiana, currently operates 15 financial institutions in 62 locations in Indiana, Illinois, Kentucky, and Ohio. NCBE has acquisitions pending with the following financial organizations:
Princeton Federal Bank, fsb, headquartered in Princeton, Kentucky; Commonwealth Commercial Corp., headquartered in Crittenden, Kentucky; Downstate Banking Co., headquartered in Brookport, Illinois; and Progressive Bancshares, Inc., headquartered in Lexington, Kentucky. When all pending acquisitions and subsequent mergers are completed, NCBE will have 14 bank charters and assets of approximately $2.2 billion. This includes 69 offices throughout Indiana, Illinois, Kentucky, and Ohio.

ADDITIONAL INFORMATION ON NCBE IS AVAILABLE ON THE INTERNET AT
HTTP://WWW.NATIONALCITY.COM

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